Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

VAALCO Energy, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 9, 2021, relating to the consolidated financial statements of VAALCO Energy, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and our report dated May 11, 2021 relating to the statements of revenues and direct operating expenses of the Sasol Acquired Properties, which appear in VAALCO Energy, Inc.’s Current Report on Form 8-K dated May 11, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

December 29, 2021